Exhibit 4.10

Execution Version

AMENDED AND RESTATED

INTELLECTUAL PROPERTY LICENSE AGREEMENT

Between

CREDITEASE HOLDINGS (CAYMAN) LIMITED

And

YIRENDAI LTD.

Dated as of March 25, 2019

i

AMENDED AND RESTATED INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Amended and Restated Intellectual Property License Agreement (this “Agreement”) is dated as of March 25, 2019, by and between CreditEase Holdings (Cayman) Limited., a company incorporated under the laws of the Cayman Islands (“CreditEase”), and Yirendai Ltd., a company incorporated under the laws of the Cayman Islands (“Yirendai”) (each of CreditEase and Yirendai a “Party” and, together, the “Parties”).

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article 1 hereof.

RECITALS

WHEREAS, Yirendai is a leading fintech company in China and its American depositary shares (as defined below) are listed and traded on the New York Stock Exchange;

WHEREAS, CreditEase, being the parent company and controlling shareholder of Yirendai, desires to transfer or cause its controlled entities to transfer to the Yirendai Group certain assets, rights and obligations in connection with certain target business, and Yirendai desires to issue certain Ordinary Shares (as defined below) of Yirendai to CreditEase, in accordance with a Share Subscription Agreement, dated the date hereof, by and between the Parties (the “Share Subscription Agreement”) and the Specified Transaction Documents (as defined in the Share Subscription Agreement);

WHEREAS, the Parties entered into an intellectual property license agreement dated November 9, 2015 (the “Original Agreement”), prior to the consummation of the initial public offering of Yirendai (“IPO”); and

WHEREAS, the Parties are willing to enter into this Agreement amending and restating the Original Agreement to reflect the additional license that CreditEase is willing to grant to the Yirendai Group on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter contained, the Parties hereto agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS.

“Confidential Information” means proprietary business or technical information disclosed by one Party to the other Party hereunder which 1) if disclosed in written, recorded, graphical or other tangible form, is marked “Proprietary,” “Confidential” or “Trade Secret,” or where it is evident from the nature and content of such information that the disclosing Party considers it to be confidential, 2) if disclosed in oral form, is identified by the disclosing Party as “Proprietary”, “Confidential” or “Trade Secret” at the time of oral disclosure, or 3) is evident from the nature and content of such information that the disclosing Party considers it to be confidential.

“Control Ending Date” means the earlier of (i) the first date upon which members of the CreditEase Group no longer collectively own at least twenty percent (20%) of the voting power of the then outstanding securities of Yirendai and (ii) the first date upon which CreditEase, collectively with the other members of the CreditEase Group, ceases to be the largest beneficial owner of the then outstanding voting securities of Yirendai (for purposes of this clause (ii), without considering holdings of institutional investors that have acquired Yirendai securities in the ordinary course of their business and not with a purpose nor with the effect of changing or influencing the control of Yirendai).

“CreditEase” means CreditEase, Inc., a company established under the laws of the Cayman Islands.

“CreditEase Group” means CreditEase and its subsidiaries and VIEs, other than Yirendai and its subsidiaries and VIE.

“CreditEase Owned Intellectual Property” means any Intellectual Property owned by the CreditEase or any member of the CreditEase Group.

“Dispute” has the meaning set forth in Section 10.6 of this Agreement.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 10.6 of this Agreement.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Improvement” means any improvement, modification, translation, update, upgrade, new version, enhancement or other derivative work.

“Intellectual Property” means intellectual property rights recognized in any jurisdiction of the world, including (a) inventions, patents and patent applications; (b) trademarks, service marks, trade names, trade dress, Internet domain names, logos, designs, symbol and other source indicators, together with the goodwill associated exclusively therewith; (c) copyrights, Software, websites; (d) registrations and applications for registration of any of the foregoing in (a) — (c); and (e) trade secrets, know-how and proprietary or confidential information.

“IPO Completion Date” means December 23, 2015, the closing date of the IPO, on which the delivery of and payment for the securities offered by Yirendai (excluding securities offered by Yirendai upon underwriter(s)’ exercise of over-allotment option) in connection with the IPO.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, APIs, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Term” has the meaning prescribed thereto in Article 7 hereof.

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“VIE” of any person means any entity that is controlled by such person and is deemed to be a variable interest entity consolidated with such person for purposes of U.S. GAAP. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Yirendai” means Yirendai Ltd., a company established under the laws of the Cayman Islands.

“Yirendai Group” means Yirendai and its subsidiaries and VIE.

“Yirendai Owned Intellectual Property” means any Intellectual Property owned by Yirendai or any member of the Yirendai Group.

ARTICLE 2

GRANT AND SCOPE OF LICENSE.

Section 2.1            (a)           Subject to the terms and conditions herein and sub-section (b) of this section, CreditEase, on behalf of itself and other members of the CreditEase Group, hereby grants to Yirendai and other members of the Yirendai Group a worldwide, royalty-free, fully paid-up (except as set forth below in Article 4), non-sublicensable (except as set forth below in Section 2.3), non-transferable (except as set forth below in Section 10.10), limited and non-exclusive license solely to use, reproduce, modify, prepare derivative works of, perform, display, or otherwise exploit (i) the CreditEase Owned Intellectual Property that as of the date of this Agreement is used by any member of the Yirendai Group, including without limitation the Intellectual Property set forth on Schedule A, (ii) the CreditEase Owned Intellectual Property that is or will be needed by any member of the Yirendai Group for its existing business(es) as of the date of this Agreement, and (iii) any Improvements to the foregoing (i) and (ii) in accordance with Section 5.1 within the term of this Agreement.

(b)           Notwithstanding the foregoing, CreditEase, on behalf of itself and other members of the CreditEase Group, hereby grants to Yirendai and other members of the Yirendai Group a worldwide, royalty-free, fully paid-up (except as set forth below in Article 4), sublicensable, transferable, unlimited and exclusive license to use, reproduce, modify, prepare derivative works of, perform, display, sublicense, transfer or otherwise exploit the trademarks set forth under items 45 to 54 in Schedule A, until and unless such trademarks are transferred to Yirendai or any member of the Yirendai Group.  Without Yirendai’s prior written consent, CreditEase or any member of the CreditEase Group shall not transfer such trademarks to any third party.

Section 2.2            Subject to the terms and conditions herein, Yirendai, on behalf of itself and other members of the Yirendai Group, hereby grants to CreditEase and the members of the CreditEase Group a worldwide, royalty-free, fully paid-up (except as set forth below in Article 4), non-sublicensable (except as set forth below in Section 2.3), non-transferable (except as set forth below in Section 10.10), limited and non-exclusive license solely to use, reproduce, modify, prepare derivative works of, perform, display, or otherwise exploit (i) the Yirendai Owned Intellectual Property that as of the date of this Agreement is used by any member of the CreditEase Group, including without limitation the Intellectual Property set forth on Schedule B, (ii) the Yirendai Owned Intellectual Property that is or will be needed by any member of the CreditEase Group for its existing business(es) as of the date of this Agreement, and (iii) any Improvements to the foregoing (i) and (ii) in accordance with Section 5.2 within the term of this Agreement.

Section 2.3            Each licensed Party hereunder may sublicense the licenses received herein solely (a) to its vendors, consultants, contractors and suppliers, solely in connection with their providing services to CreditEase and/or the CreditEase Group, on the one hand, or Yirendai and/or the Yirendai Group, on the other hand, as the case may be; and (b) to its distributors, customers and end-users, solely in connection with the distribution, licensing, offering and sale of their current and future products and services related to each of their businesses, as applicable, but not for any independent or unrelated use of any such Person.

Section 2.4            As between the Parties, CreditEase Group retains title to the CreditEase Owned Intellectual Property, and does not convey any proprietary interest therein to Yirendai Group other than the licenses or as otherwise expressly specified herein. All rights in and to such CreditEase Owned Intellectual Property not expressly granted herein are hereby reserved exclusively by CreditEase Group. Yirendai Group shall reasonably cooperate and provide reasonable assistance as may be necessary to verify CreditEase Group’s ownership rights in accordance with the foregoing. As between the Parties, Yirendai Group retains title to the Yirendai Owned Intellectual Property and does not convey any proprietary interest therein to the CreditEase Group other than the licenses or as otherwise expressly specified herein. All rights in and to such Yirendai Owned Intellectual Property not expressly granted herein are hereby reserved exclusively by Yirendai Group. CreditEase Group shall reasonably cooperate and provide reasonable assistance as may be necessary to verify Yirendai’s ownership rights in accordance with the foregoing.

Section 2.5            Each Party acknowledges and agrees that, except as set forth in Section 2.6, Article 4 and Article 5 hereof, neither Party has any obligations under this Agreement with respect to delivery, training, registration, maintenance, policing, support, notification of infringements or renewal with respect to any Intellectual Property licensed herein.

Section 2.6            As between the Parties, each Party shall have sole and exclusive discretion and control with respect to prosecuting, obtaining, maintaining, renewing and protecting applications and registrations for any Intellectual Property it owns and shall do so at its own costs and expenses during the term of this Agreement, except as otherwise provided herein. Each Party shall notify the other Party promptly in writing in the event such Party becomes aware of any third party infringement or threatened infringement of any Intellectual Property owned by the other Party.

ARTICLE 3

AGREEMENT ON SHARING OF INFORMATION AND DATA.

Section 3.1            To the extent permitted under applicable laws and regulations, each Party agrees to share with the other Party and its subsidiaries and VIE(s) information and data that such Party acquires in the ordinary course of its business operation, including without limited to, borrower and investor information and credit and loan data, in the following manners:

(a)                        each Party agrees to provide the other Party and its subsidiaries and VIE(s) with interfaces of its database or the database maintained and operated by its subsidiaries and VIEs such that the other Party and its subsidiaries and VIE(s) will have access to these databases to the extent reasonably requested by the requesting Party;

(b)                        each Party agrees to provide, or cause to be provided, to the other Party, at any time, promptly after written request therefor, all information and data regularly provided by one Party to the other Party prior to the IPO Completion Date and any information in the possession or under the control of such Party to the extent reasonably requested by the requesting Party.

Each Party shall retain ownership of information and data that it shares with the other Party under this Section 3.1.  Unless otherwise agreed by the Parties in writing, information and data sharing under this Section 3.1 shall be free of charge. The Parties may further consult with each other to determine on a case-by-case basis and review on a quarterly basis the scope of the information and data to be shared, the plan of implementation and fees to be charged (if any) for such information and data sharing.

ARTICLE 4

MAINTENANCE AND SUPPORT.

During the term of this Agreement, each Party shall provide or cause to be provided to the other Party and its affiliates all support services in connection with the Intellectual Property licensed under Article 2. Such maintenance and support services shall be provided pursuant to the service levels consistent with past practice, and may be charged at reasonably allocated costs on fair and reasonable terms to be mutually agreed upon by the Parties.

ARTICLE 5

IMPROVEMENTS; DELIVERY.

Section 5.1            If CreditEase or Yirendai creates or develops any Improvements to the CreditEase Owned Intellectual Property during the term of this Agreement, such Improvements shall be deemed a part of the CreditEase Owned Intellectual Property for the purposes of this Agreement and licensed to Yirendai Group pursuant to the license granted in Section 2.1.

Section 5.2            If Yirendai or CreditEase creates or develops any Improvements to the Yirendai Owned Intellectual Property during the term of this Agreement, such Improvements shall be deemed a part of the Yirendai Owned Intellectual Property for the purposes of this Agreement and licensed to CreditEase Group pursuant to the license granted in Section 2.2.

ARTICLE 6

CONFIDENTIAL INFORMATION.

Each Party hereto shall maintain the confidentiality of Confidential Information in accordance with procedures adopted by such Party in good faith to protect Confidential Information disclosed to such Party hereunder, provided that such Party may disclose Confidential Information to (a) such Party’s officers, directors, employees, investors, agents, representatives, accountants and counsel who agree to hold confidential the Confidential Information; (b) any Governmental Authority having jurisdiction over such Party to the extent required by applicable laws; or (c) any other Person to which such disclosure may be necessary or appropriate (i) to effect compliance with any law applicable to such Party, (ii) in response to any subpoena or other legal process, or (iii) in connection with any litigation to which such Party is a Party; provided further that, in the cases of clauses (b) or (c), such Party shall provide each other Party hereto with prompt written notice thereof so that the appropriate Party may seek (with the cooperation and reasonable efforts of each other Party) a protective order, confidential treatment or other appropriate remedy.

ARTICLE 7

TERM AND TERMINATION.

Section 7.1            This Agreement shall come into effect upon the execution by the Parties, replacing the Original Agreement in its entirety. Unless this Agreement is terminated pursuant to the express provisions of this Agreement or as agreed by the Parties in writing, the valid term of this Agreement shall end on the earlier of (i) the thirtieth anniversary of the date hereof, or (ii) one year after the Control Ending Date (the “Term”). At least one (1) month prior to the expiration of the Term set forth above, the Parties shall consult each other on the extension of the Term, which shall be mutually agreed to by the Parties in writing.

Section 7.2            Each Party shall have the right to terminate this Agreement in whole or in part if the other Party materially fails to comply with Article 6 of this Agreement, provided such default has not been cured within thirty (30) days after written notice of such default to the defaulting Party (such thirty (30) days remediation period will be available only when such breach is curable).

Section 7.3            Upon termination of this Agreement, in whole or in part, each Party shall promptly return to the other Party or destroy all materials relating to the terminated portion which comprise any Confidential Information of the other Party, including all copies, translations and conversions thereof and shall make no further use thereof. Each Party shall certify to the other Party in writing that it has complied with the provisions of this Section 7.4.

Section 7.4            The obligations of the Parties in Articles 6-Article 10 shall survive termination of this Agreement. Nothing contained herein shall limit any other remedies that a Party may have for the default of the other Party under this Agreement nor relieve the other Party of any of its obligations incurred prior to such termination.

ARTICLE 8

DISCLAIMER.

THE INTELLECTUAL PROPERTY LICENSED BY EACH PARTY HEREUNDER IS PROVIDED “AS IS.”  NEITHER PARTY PROVIDES ANY WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO ANY SUCH INTELLECTUAL PROPERTY, AND THE PARTIES SPECIFICALLY DISCLAIM ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTIES THAT MAY BE OTHERWISE IMPLIED FROM ANY COURSE OF DEALING OR COURSE OF PERFORMANCE OR USAGE.

ARTICLE 9

LIMITATION OF LIABILITY.

EXCEPT FOR ANY BREACH OF ARTICLE 2 OR ARTICLE 6 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 10

MISCELLANEOUS.

Section 10.1          If required under PRC law, each Party shall record this Agreement at the Trademark Office of China and at the Patent Bureau of China within three (3) months after the effectiveness of this Agreement. The Parties agree to work together in good faith to modify this Agreement or enter into one or more new intellectual property license agreements subordinate to this Agreement as necessary in order to obtain such recordation. In the event of any conflict or inconsistency between any provision of such new intellectual property license agreement and the provisions set forth in the body of this Agreement, the provisions set forth in this Agreement shall control and govern.

Section 10.2          This Agreement may not be amended except by an instrument in writing executed by a duly authorized representative of each Party.

Section 10.3          Notices, offers, requests or other communications required or permitted to be given by a Party pursuant to the terms of this Agreement shall be given in writing to the other Party to the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

(a)                                 if to CreditEase:

3/F, Winterless Center Building A

Chaoyang, Beijing, 100025

People’s Republic of China

(b)                                 if to Yirendai:

10/F, Building 9, 91 Jianguo Road

Chaoyang District, Beijing, 100022

The People’s Republic of China

or to such other address, facsimile number or email address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or termination shall be sent by hand delivery or recognized courier. All other notices may also be sent by facsimile or email, confirmed by mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or email; upon confirmation of delivery, if sent by recognized courier; and upon receipt if mailed.

If any of such notice or other correspondences is transmitted by facsimile or telex, it shall be treated as delivered immediately upon transmission; if delivered in person, it shall be treated as delivered at the time of delivery; if posted by mail, it shall be treated as delivered five (5) days after posting.

Section 10.4          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, U.S.A without regard to the conflict of laws rules stated therein.

Section 10.5          The Parties hereto acknowledge and agree that the Parties hereto may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party hereto may not be adequately compensated by monetary damages alone and that the Parties hereto may not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party hereto may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement (including Sections 2.1, 2.2 and 2.3) by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

Section 10.6          (a)           Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”) which arises between the Parties shall first be negotiated between appropriate senior executives of each Party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by a Party of written notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as Confidential Information of each of CreditEase and Yirendai developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the Parties.

(b)           If the senior executives are unable to resolve the Dispute within sixty (60) days from the Dispute Resolution Commencement Date, then, the Dispute will be submitted to the boards of directors of CreditEase and Yirendai. Representatives of each board of directors shall meet as soon as practicable to attempt in good faith to negotiate a resolution of the Dispute.

(c)           If the representatives of the two boards of directors are unable to resolve the Dispute within 120 days from the Dispute Resolution Commencement Date, on the request of any Party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association. Both Parties will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each Party shall bear all of its other costs and expenses related to the mediation, including but not limited to attorney’s fees, witness fees, and travel expenses. The mediation shall take place in Beijing, China or in whatever alternative forum on which the Parties may agree.

(d)           If the Parties cannot resolve any Dispute through mediation within forty five (45) days after the appointment of the mediator (or the earlier withdrawal thereof), each Party shall be entitled to submit the Dispute to Hong Kong International Arbitration Centre for arbitration in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time when the Dispute is submitted. There shall be three (3) arbitrators. The third and presiding arbitrator shall be qualified to practice law in New York. The place or seat of arbitration shall be Hong Kong. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

Unless otherwise agreed in writing, the Parties will continue to honor all commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section with respect to all matters not subject to such dispute, controversy or claim.

Section 10.7          This Agreement, together with all the Schedules and other attachments hereto, constitutes the entire agreement of the Parties hereto as of the date hereof with respect to the subject matter hereof and thereof and supersedes all prior agreements (including the Original Agreement), negotiations, discussions, writings, understandings, commitments and conversations with respect to the subject matter hereof and thereof.

Section 10.8          If any term of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 10.9          No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.10       No Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, each Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns.

Section 10.11       The headings in this Agreement are for purposes of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof.

Section 10.12       This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means will be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto, each acting under due and proper authority, have executed this Agreement as of the day, month and year first above written.

CreditEase Holdings (Cayman) Limited

By:	/s/ Ning Tang
Name: Ning Tang
Title: Chief Executive Officer

Yirendai Ltd.

By:	/s/ Yihan Fang
Name: Yihan Fang
Title: Chief Executive Officer

[Signature Page to Amended Intellectual Property License Agreement]

Schedule A

CreditEase Owned Intellectual Property

A. Trademarks

No.	Marks	Registrant/ Applicant	Registration/ Application Number	Class	Registration/ Application Date	Jurisdiction
1.	宜信	Pu Xin Heng Ye Technology Development (Beijing) Co., Ltd. (普信恒业科技发展（北京）有限公司) (“Pu Xin Heng Ye”)	11148099	10	7/10/2012	PRC
2.	宜信	Pu Xin Heng Ye	11148098	13	7/10/2012	PRC
3.	宜信	Pu Xin Heng Ye	11148097	14	7/10/2012	PRC
4.	宜信	Pu Xin Heng Ye	11148096	15	7/10/2012	PRC
5.	宜信	Pu Xin Heng Ye	11148095	18	7/10/2012	PRC
6.	宜信	Pu Xin Heng Ye	11148094	26	7/10/2012	PRC
7.	宜信	Pu Xin Heng Ye	11148093	29	7/10/2012	PRC
8.	宜信	Pu Xin Heng Ye	11148092	30	7/10/2012	PRC
9.	宜信	Pu Xin Heng Ye	11148091	32	7/10/2012	PRC
10.	宜信	Pu Xin Heng Ye	11148090	33	7/10/2012	PRC
11.	宜信	Pu Xin Heng Ye	11148089	34	7/10/2012	PRC
12.	宜信	CreditEase Hui Min Investment Management (Beijing) Co., Ltd. (宜信惠民投资管理（北京）有限公司) (“CreditEase Hui Min”)	6218653	36	3/28/2010	PRC
13.	宜信	Pu Xin Heng Ye	11148087	37	7/10/2012	PRC
14.	宜信	Pu Xin Heng Ye	11148086	38	7/10/2012	PRC
15.	宜信	Pu Xin Heng Ye	11148085	40	7/10/2012	PRC
16.	宜信	Pu Xin Heng Ye	11148084	41	7/10/2012	PRC
17.	宜信	Pu Xin Heng Ye	11148083	42	7/10/2012	PRC

Sch-A-1

18.	宜信	Pu Xin Heng Ye	11148082	43	7/10/2012	PRC
19.	宜信	Pu Xin Heng Ye	11148081	44	7/10/2012	PRC
20.	宜信	Pu Xin Heng Ye	11148080	45	7/10/2012	PRC
21.		Pu Xin Heng Ye	11148118	10	7/10/2012	PRC
22.		Pu Xin Heng Ye	11148117	13	7/10/2012	PRC
23.		Pu Xin Heng Ye	11148116	14	7/10/2012	PRC
24.		Pu Xin Heng Ye	11148115	15	7/10/2012	PRC
25.		Pu Xin Heng Ye	11148114	18	7/10/2012	PRC
26.		Pu Xin Heng Ye	11148113	26	7/10/2012	PRC
27.		Pu Xin Heng Ye	11148112	29	7/10/2012	PRC
28.		Pu Xin Heng Ye	11148111	30	7/10/2012	PRC
29.		Pu Xin Heng Ye	11148110	32	7/10/2012	PRC
30.		Pu Xin Heng Ye	11148109	33	7/10/2012	PRC
31.		Pu Xin Heng Ye	11148108	34	7/10/2012	PRC
32.		Pu Xin Heng Ye	11148107	37	7/10/2012	PRC
33.		Pu Xin Heng Ye	11148106	38	7/10/2012	PRC
34.		Pu Xin Heng Ye	11148105	40	7/10/2012	PRC
35.		Pu Xin Heng Ye	11148104	41	7/10/2012	PRC
36.		Pu Xin Heng Ye	11148103	42	7/10/2012	PRC
37.		Pu Xin Heng Ye	11148102	43	7/10/2012	PRC
38.		Pu Xin Heng Ye	11148101	44	7/10/2012	PRC
39.		Pu Xin Heng Ye	11148100	45	7/10/2012	PRC
40.	CreditEase	CreditEase Hui Min	6218653	36	03/28/2010	PRC
41.	宜信	CreditEase Asset Management (Singapore) Pte. Ltd.	40201613433T	09, 35, 36, 38, 41 and 42	08/18/2016	Singapore
42.	CreditEase	CreditEase Asset Management (Singapore) Pte. Ltd.	40201613415S	09, 35, 36, 38, 41 and 42	08/18/2016	Singapore

Sch-A-2

43.	宜信	CreditEase Holdings Hong Kong Limited (宜信控股香港有限公司)	303329307	35, 36 and 42	02/15/2016	Hong Kong
44.	CreditEase	CreditEase Holdings Hong Kong Limited (宜信控股香港有限公司)	303329325	35, 36 and 42	03/28/2017	Hong Kong
45.	宜人贷	Pu Xin Heng Ye	11499250	41	10/8/2012	PRC
46.	宜人贷	Pu Xin Heng Ye	11499249	42	10/8/2012	PRC
47.	宜定赢	Pu Xin Heng Ye	15658201	9	11/6/2014	PRC
48.	宜定赢	Pu Xin Heng Ye	15658201	35	11/6/2014	PRC
49.	宜定赢	Pu Xin Heng Ye	15658201	36	11/6/2014	PRC
50.	宜定赢	Pu Xin Heng Ye	15658201	42	11/6/2014	PRC
51.	宜定盈	Pu Xin Heng Ye	15658202	9	11/6/2014	PRC
52.	宜定盈	Pu Xin Heng Ye	15658202	35	11/6/2014	PRC
53.	宜定盈	Pu Xin Heng Ye	15658202	36	11/6/2014	PRC
54.	宜定盈	Pu Xin Heng Ye	15658202	42	11/6/2014	PRC

Sch-A-3

Schedule B

Yirendai Owned Intellectual Property

A. Trademarks

No.	Marks	Registrant/ Applicant	Registration/ Application Number	Class	Jurisdiction
1.	极速模式(1)	Heng Cheng Technology Development (Beijing) Co., Ltd. (“Heng Cheng”)	16059911	35	PRC
2.	极速模式(1)	Heng Cheng	16059911	36	PRC
3.		Yi Ren Heng Ye Technology Development (Beijing) Co., Ltd. (“Heng Ye”)	303329299	35, 36, 42	Hong Kong
4.	钱相随(1)	Heng Ye	Not applicable	35, 36	PRC

(1)   In the application process as of the date of this Agreement.

B. Domain Names

No.	Domain Name	Registrant	Renewal Date
1.	yirendai.com	Heng Cheng	2017.12.31

Sch-B-1